SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13E-3

(RULE 13e-100)

(Amendment No. 1)

TRANSACTION STATEMENT UNDER SECTION 13(e) OF THE

SECURITIES EXCHANGE ACT OF 1934 AND RULE 13e-3 THEREUNDER

RULE 13e-3 TRANSACTION STATEMENT UNDER

SECTION 13(e) OF THE SECURITIES EXCHANGE ACT OF 1934

CENTURY PROPERTIES FUND XIX, LP

(Name of the Issuer)

CENTURY PROPERTIES FUND XIX, LP

FOX PARTNERS II

FOX CAPITAL MANAGEMENT CORPORATION

AIMCO/IPT, INC.

AIMCO PROPERTIES, L.P.

AIMCO-GP, INC.

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

AIMCO IPLP, L.P.

IPLP ACQUISITIONS I, L.L.C.

AIMCO CPF XIX MERGER SUB LLC

(Name of Person(s) Filing Statement)

Units of Limited Partnership Interest

(Title of Class of Securities)

None

(CUSIP Number of Class of Securities)

John Bezzant Executive Vice President Apartment Investment and Management Company 4582 South Ulster Street Parkway, Suite 1100 Denver, Colorado 80237 (303) 757-8101

(Name, Address, and Telephone Numbers of Person Authorized to Receive Notices and Communications on Behalf of the Persons Filing Statement)

WITH A COPY TO:

Paul J. Nozick

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309

(404) 881-7000

This statement is filed in connection with (check the appropriate box):

☐	a.	The filing of solicitation materials or an information statement subject to Regulation 14A, Regulation 14C or Rule 13e-3(c) under the Securities Exchange Act of 1934.

☐	b.	The filing of a registration statement under the Securities Act of 1933.

☐	c.	A tender offer.

☒	d.	None of the above.

Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: ☒

Check the following box if the filing is a final amendment reporting the results of the transaction: ☐

Calculation of Filing Fee

Transaction Valuation*	Amount of Filing Fee**
$ 10,054,514.93	$ 1,152.25

*	For purposes of calculating the fee only. This amount was calculated by multiplying the 28,562.34 limited partnership units held by limited partners unaffiliated with AIMCO Properties, L.P. by $352.02 per limited partnership unit.
**	Calculated by multiplying the transaction valuation of $10,054,514.93 by 0.00011460

☒	Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:  $1,167.33

Form or Registration No.:  Form S-4 (Reg. No. 333-175849)

Filing Party:  Apartment Investment and Management Company; Aimco Properties, L.P.

Date Filed:  July 28, 2011

TRANSACTION STATEMENT UNDER SECTION 13(e) OF

THE SECURITIES EXCHANGE ACT OF 1934 AND RULE 13e-3 THEREUNDER

This Amendment No. 1 to the Rule 13e-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13e-3”) is being filed solely to report the results of the Rule 13e-3 transaction subject to the Schedule 13e-3.

On December 29, 2011, AIMCO Properties, L.P., a Delaware limited partnership (“AIMCO Properties”), terminated the Agreement and Plan of Merger (the “Merger Agreement”) entered into on July 28, 2011 by and among Century Properties Fund XIX, LP, a Delaware limited partnership (the “Partnership”), AIMCO Properties, and AIMCO CPF XIX Merger Sub LLC, a Delaware limited liability company of which AIMCO Properties is the sole member (the “Merger Subsidiary”). Pursuant to the Merger Agreement, the Merger Subsidiary was to merge with and into the Partnership, with the Partnership as the surviving entity. AIMCO OP determined not to proceed with the Merger and there were no penalties incurred in connection with the termination.

SIGNATURE

After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: December 29, 2011

CENTURY PROPERTIES FUND XIX

By:	Fox Capital Management Corporation
Its Managing General Partner

	By:	/s/ Trent A. Johnson
		Name:	Trent A. Johnson
		Title:	Vice President and Assistant General Counsel

SIGNATURE

After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: December 29, 2011

FOX CAPITAL MANAGEMENT CORPORATION

By:	/s/ Trent A. Johnson
	Name:	Trent A. Johnson
	Title:	Vice President and Assistant General Counsel

SIGNATURE

After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: December 29, 2011

FOX PARTNERS II

By:	Fox Capital Management Corporation Its Managing General Partner

By:	/s/ Trent A. Johnson
	Name:	Trent A. Johnson
	Title:	Vice President and Assistant General Counsel

SIGNATURE

After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: December 29, 2011

AIMCO/IPT, INC.

By:	/s/ Trent A. Johnson
	Name:	Trent A. Johnson
	Title:	Vice President and Assistant General Counsel

SIGNATURE

After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: December 29, 2011

AIMCO PROPERTIES, L.P.

By:	AIMCO-GP, INC.
Its General Partner

	By:	/s/ Trent A. Johnson
		Name:	Trent A. Johnson
		Title:	Vice President and Assistant General Counsel

SIGNATURE

After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: December 29, 2011

AIMCO-GP, INC.

By:	/s/ Trent A. Johnson
	Name:	Trent A. Johnson
	Title:	Vice President and Assistant General Counsel

SIGNATURE

After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: December 29, 2011

APARTMENT INVESTMENT AND MANAGEMENT COMPANY

By:	/s/ Trent A. Johnson
	Name:	Trent A. Johnson
	Title:	Vice President and Assistant General Counsel

SIGNATURE

After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: December 29, 2011

AIMCO CPF XIX MERGER SUB LLC

By:	AIMCO PROPERTIES, L.P.

	By:	AIMCO-GP, INC.
Its General Partner

	By:	/s/ Trent A. Johnson
		Name:	Trent A. Johnson
		Title:	Vice President and Assistant General Counsel

SIGNATURE

After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: December 29, 2011

AIMCO IPLP, L.P.

By:	Aimco/IPT, Inc.
Its General Partner

	By:	/s/ Trent A. Johnson
		Name:	Trent A. Johnson
		Title:	Vice President and Assistant General Counsel

SIGNATURE

After due inquiry and to the best of its knowledge and belief, the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: December 29, 2011

IPLP ACQUISITIONS I, L.L.C.

By:	Aimco IPLP, L.P.
Its Sole Member

By:	Aimco/IPT, Inc.
its General Partner

	By:	/s/ Trent A. Johnson
		Name:	Trent A. Johnson
		Title:	Vice President and Assistant General Counsel